Exhibit 99.1

FOR IMMEDIATE RELEASE

FTI CONSULTING TO ACQUIRE FINANCIAL DYNAMICS

- Leading International Strategic Business and Financial Communications Consulting Practice -

- Acquisition Accelerates International Expansion and 2009 Plan -

- Also Announces Margin Improvement Plan -

Baltimore, September 11, 2006 – FTI Consulting, Inc. (“FTI”) (NYSE:FCN) a premier provider of problem-solving consulting and technology services to major corporations, financial institutions and law firms, today announced that it has entered into an agreement to acquire privately-held FD International (Holdings) Limited (“Financial Dynamics” or “FD”), a global strategic business and financial communications consulting firm, for approximately $260 million.

Financial Dynamics, based in London, employs over 450 people in 17 offices situated in major business and capital market locations in Europe, the U.S., Asia, the Middle East and South Africa. FD is one of the world’s largest business and financial communications consultancies and provides a comprehensive range of solutions critical to today’s corporate boardroom. FD advises over 750 clients, including many of the world’s leading corporations, and is expected to exceed $120 million in revenue for 2006 with profit margins comparable to FTI’s current margins.

Jack Dunn, FTI’s president and chief executive officer, commented: “Our acquisition of FD is a unique opportunity to execute, in a single transaction, many of the strategic objectives for our international expansion and one that should enable us to achieve our 2009 Plan a year earlier than expected. First, FD has senior level, deeply ingrained, trusted advisor relationships with businesses and governments in important financial centers throughout the world. These relationships will allow us to expand and grow our “gold standard” practices into new markets under the auspices and through the contacts of FD, a widely recognized and trusted brand. Second, FD brings global market leadership to FTI and our clients in a new practice area - strategic business and financial communications - one of the most critical areas facing corporate boards and executives given the vital and increasing importance of reputational risk. These strategic communications services represent immediate opportunity and value to our clients in the U.S. Finally, the core values of the great professionals at FD are the same as our own: dedication to clients, highest standards of integrity and a commitment to bring the very best in intellectual capital to bear on the financial, regulatory and reputational issues that affect the futures of our clients. Teams of professionals from both companies are already at work on the integration and client service opportunities that will allow us to hit the ground running.”

Charles Watson, CEO of FD, added: “FTI is a company we have greatly admired for some time and we believe this partnership is a perfect commercial, cultural and strategic fit for FD. We live and operate in complementary markets and practices where we enjoy numerous relationships and interests in common. The potential for collaboration is compelling. Joining forces with a recognized leader in the consulting world that, like FD, focuses on critical issues that confront clients, also marks a landmark for the communications industry – creating the optimal environment in which FD will continue to thrive and grow for the benefit of all our staff and, most importantly, our clients. We are genuinely excited about our future together.”

FD’s business is structured around four principal practice areas:

•	Financial Communications: FD provides counsel on matters that affect the valuation of companies’ securities in the public markets, such as M&A transactions, capital market activities including IPOs, regulatory and corporate governance issues and financial markets intelligence;

•	Brand Communications: FD counsels clients on all issues pertaining to protecting and enhancing the reputation of their products and services;

•	Public Affairs and Crisis & Issues Management: FD advises on issues affecting corporate and organizational reputation, relations with governments at the national and local level, public policy and all aspects of crisis communications;

•	Business Consulting: FD’s business consulting practice is at the intersection of all three communications practices. It uses extensive diagnostic research tools to assess brand, reputation and valuation issues and develops strategies to address and resolve the issues coming from the research.

The purchase price for the acquisition is approximately $260 million, consisting of $215 million in cash, $20 million in notes and deferred purchase obligations and $25 million of restricted FTI stock. To finance the acquisition of FD, FTI intends to offer $215 million of senior unsecured notes. Deutsche Bank Securities, Inc., which acted as financial advisor to FTI, is committed to provide the financing to fund the acquisition. It is anticipated that the acquisition will close in the first week of October and be accretive to FTI’s 2007 earnings per diluted share.

FD is currently owned by Advent International, a global private equity firm, and FD management. Advent has elected to receive cash for all of its holdings. Management shareholders are expected to elect the alternate offer comprised of cash, the FTI restricted stock and the opportunity to participate in future contingent consideration of up to $80 million based on exceeding certain financial objectives over the next five years, which would further align the interests of FD professionals and FTI and its shareholders. Robert W. Baird & Co. acted as exclusive financial advisor to FD.

FTI intends to operate FD as a separate business segment run by the existing management team, including FD’s London based Group CEO Charles Watson and U.S. CEO Declan Kelly.

Margin Improvement Steps

In light of the acquisition and in keeping with the Company’s previously announced commitment to address underperforming operations, FTI has taken action to restructure its U.K. operations and consolidate certain non-core practices in the U.S. The Company expects to record a one-time charge related to this of approximately $20 million ($0.28 per diluted share after tax), in the third quarter, primarily reflecting severance costs.

Excluding the one-time charge, the Company is maintaining its earnings guidance for 2006 and continues to expect earnings per diluted share to be in a range of $1.26 to $1.35, which includes the impact of the FD acquisition and expensing stock options.

Conference Call

FTI will hold a conference call to discuss the acquisition of FD at 9:30 a.m. Eastern time on Monday, September 11, 2006. The call can be accessed live and will be available for replay over the Internet for 90 days by logging onto the company’s website, http://www.fticonsulting.com.

About FD

FD is one of the world’s largest strategic business and financial communications consultancies, providing a comprehensive range of solutions for the communications requirements of today’s corporate boardroom. The Company advises over 750 clients with a staff of over 450 people. It has offices in London, New York, Washington, San Francisco, Frankfurt, Paris, Dublin, Boston, Bahrain, Chicago, Hong Kong, Moscow, Dubai, Manchester, Johannesburg and Cape Town.

About FTI Consulting

FTI is a premier provider of problem-solving consulting and technology services to major corporations, financial institutions and law firms when confronting critical issues that shape their future and the future of their clients, such as financial and operational improvement, major litigation, complex investigations, mergers and acquisitions and regulatory issues. FTI has 25 offices in major U.S. cities, and offices in Europe, Asia and Australia. FTI’s total workforce of more than 1,400 employees includes numerous PhDs, MBAs, CPAs, CIRAs and CFEs, who are committed to delivering the highest level of service to clients.

Safe Harbor Statement

This press release includes “forward-looking” statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

Contacts:

Investors:	Jack Dunn, President & CEO of FTI Consulting, Inc., 410.224.1483
Gordon McCoun, FD, 212.850.5681

Media:	U.S.: Evan Goetz, FD, 212.850.5639
Europe: Charlie Palmer, FD, 011.44.20.7269.7180

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